Exhibit 99.2

MURPHY OIL CORPORATION APPROVES SPIN-OFF OF MURPHY USA INC.

AND ANNOUNCES REGULAR DIVIDEND

EL DORADO, Arkansas, August 7, 2013 – Murphy Oil Corporation (NYSE:MUR) (the “Company” or “Murphy Oil”) announced today that its Board of Directors has approved both the spin-off of its U.S. retail marketing business and the regular quarterly dividend.

The spin-off of the U.S. retail marketing business will be achieved through the distribution of 100% of the shares of Murphy USA Inc. (“MUSA”) to holders of Murphy Oil common stock. Murphy Oil shareholders entitled to receive the distribution will receive a book-entry account statement or a credit to their brokerage account reflecting their ownership of MUSA common stock. Murphy Oil shareholders should retain their Murphy Oil stock certificates.

The distribution of MUSA shares is expected to be completed after the market close on August 30, 2013, with Murphy Oil shareholders receiving one share of MUSA common stock for every four shares of Murphy Oil common stock held at the close of business on the record date of August 21, 2013. Fractional shares of MUSA common stock will not be distributed. Any fractional share of MUSA common stock otherwise issuable to a Murphy Oil shareholder will be sold in the open market on such shareholder’s behalf, and such shareholder will receive a cash payment for the fractional share based on its pro rata portion of the net cash proceeds from all sales of fractional shares.

Following the distribution of MUSA common stock on August 30, MUSA will be an independent, publicly traded company. MUSA has received approval for the listing of its common stock on the New York Stock Exchange under the symbol “MUSA.”

Steve Cossé, President and Chief Executive Officer of Murphy Oil Corporation said, “Today’s announcement signals an exciting new beginning for both Murphy Oil Corporation and Murphy USA Inc. as separating these two businesses will allow each to unlock its own potential for growth.”

Prior to the distribution, Murphy Oil expects to mail an information statement to all shareholders entitled to receive the distribution of shares of MUSA common stock. The information statement will describe MUSA, including the risks of owning MUSA common stock, and other details regarding the spin-off.

The completion of the distribution is subject to a number of customary conditions, including the Securities and Exchange Commission (SEC) having declared effective MUSA’s Registration Statement on Form 10, as amended, which MUSA has filed with the SEC and is available at the SEC’s website at http://www.sec.gov. The Murphy Oil Board of Directors has reserved the right to withdraw its declaration of the dividend at any time prior to the distribution.

Murphy Oil has received a private letter ruling from the Internal Revenue Service stating that, based on information provided by the Company, neither Murphy Oil nor its shareholders will be subject to U.S. federal income tax by reason of the distribution of MUSA common stock in the spin-off, except to the extent cash is received in lieu of fractional shares, which will generally result in shareholders recognizing capital gain or loss.

Murphy Oil expects that a “when-issued” public trading market for MUSA common stock will commence on or about August 19, 2013 under the symbol “MUSAwi”, and will continue through the distribution date. Murphy Oil also anticipates that “regular way” trading of MUSA common stock will begin on September 3, 2013, the first trading day following the distribution date.

Beginning on or about August 19, 2013, and through the distribution date, it is expected that there will be two ways to trade Murphy Oil common stock – either with or without the distribution of MUSA common stock. Murphy Oil shareholders who sell their shares of Murphy Oil common stock in the “regular-way” market (that is, the normal trading market on the NYSE under the symbol “MUR”) after the record date and on or prior to the distribution date will be selling their right to receive shares of MUSA common stock in connection with the spin-off. It is anticipated that shares of Murphy Oil common stock will also trade ex-distribution (that is, without the right to receive the MUSA distribution) during that period under the symbol “MURwi.” Investors are encouraged to consult with their financial advisors regarding the specific implications of buying or selling shares of Murphy Oil common stock on or before the distribution date.

Ex. 99.2-2

MUSA, to be based in El Dorado, Arkansas, will be a retail marketer of fuel products and convenience merchandise operating a network of 1,179 retail fuel stations (as of June 30, 2013), almost all of which are in close proximity to Walmart stores, in 23 states, primarily in the Southern and Midwestern United States.

Murphy Oil, which will also remain headquartered in El Dorado, Arkansas, will be an independent exploration and production company with a strong portfolio of global offshore and onshore assets delivering oil-weighted growth with upside to our exploration program.

J.P. Morgan Securities LLC and Stephens Inc. acted as financial advisors to Murphy Oil. Davis Polk & Wardwell LLP acted as legal advisor to Murphy Oil.

The Board of Directors of Murphy Oil today also declared a quarterly cash dividend on the common stock of Murphy Oil of $0.3125 per share, or $1.25 per share on an annualized basis. The dividend is payable August 30, 2013 to holders of record as of the close of business on August 21, 2013.

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, including with respect to the completion of the spin-off of MUSA, including the expected distribution date, the listing of shares of MUSA common stock on the NYSE, the expected mailing date for the information statement, the tax-free nature of the spin-off and the anticipated dates for MUSA common stock to begin trading on a “when-issued” basis and on a “regular-way” basis and for Murphy Oil common stock to begin trading on an “ex-distribution” basis. These statements, which express management’s current views concerning future events or results, are subject to inherent risks and uncertainties. Factors that could cause one or more of the events forecasted in this press release not to occur include, but are not limited to, that the distribution may not be completed as anticipated or at all, that delays or other difficulties in completing the distribution may be experienced, whether the registration statement for MUSA is declared effective by the U.S. Securities and Exchange Commission, a deterioration in the business or prospects of Murphy Oil or MUSA, adverse developments in Murphy Oil’s or MUSA’s markets, or adverse developments in the U.S. or global capital markets, credit markets or economies generally. Other factors that could cause actual results to differ materially from those expressed or implied in our forward-looking

Ex. 99.2-3

statements include, but are not limited to, the volatility and level of crude oil and natural gas prices, the level and success rate of our exploration programs, our ability to maintain production rates and replace reserves, political and regulatory instability, uncontrollable natural hazards and a failure to execute a sale of the U.K. downstream operations on acceptable terms. For further discussion of risk factors, see Murphy Oil’s Annual Report on Form 10-K for the year ended December 31, 2012 and subsequent Forms 10-Q and 8-K on file with the U.S. Securities and Exchange Commission. Murphy Oil undertakes no duty to publicly update or revise any forward-looking statements.

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